Exhibit 15.2

April 25, 2024

FinVolution Group

Building G1, No. 999 Dangui Road

Pudong New District, Shanghai

People’s Republic of China

Dear Sirs,

Re: The Annual Report of FinVolution Group

We hereby consent to the references to our firm under the sections entitled “Item 3. Key Information—D. Risk Factors—Risks Related to our Corporate Structure”, “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations” and “Item 4. Information on the
Company—C. Organizational Structure” included in the Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which is filed by FinVolution Group with the Securities and Exchange Commission (the “SEC”) on April 25, 2024 under the Securities Act of 1933, as amended, and further consent to the incorporation by reference of the summaries of our opinions under these headings into FinVolution Group’s registration statements on Form S-8 (No. 333-224011 and 333-274381). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Shanghai Hui Ye Law Firm

Shanghai Hui Ye Law Firm

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